Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2024 (the “Effective Date”) by and between Jacob DeWitte (the “Executive” or “you”) and OKLO INC., a Delaware corporation (the “Company”), and, as of the Effective Date, replaces and supersedes the offer letter between the Executive and Company, dated June 1, 2015, and as amended on November 8, 2018 (the “Prior Agreement”).

1.	Duties and Scope of Employment.

(a)Position. For the term of their employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position of Chief Executive Officer.

(b)Obligations to the Company. During their Employment, the Executive (i) shall devote their full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall materially comply with the Company’s policies and rules, as they may be in effect from time to time.

(c)No Conflicting Obligations. The Executive represents and warrants to the Company that they are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with their obligations under this Agreement provided that the Company acknowledges that they may serve on the board of directors or as an advisor for up to three for- profit companies, in addition to the Company’s Board and, if applicable, the board of directors of any of the Company’s subsidiaries or affiliates. You agree to attend in person no more than four meetings per year per company and any remaining meetings, if attended, will not require travel. The Executive represents and warrants that they will not use or disclose, in connection with their Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that their Employment will not infringe or violate the rights of any other person.

(d)Definitions. Certain capitalized terms are defined in Section 11.

2.	Cash, Equity, and Incentive Compensation.

(a)Salary. The Company shall pay the Executive as compensation for their services a base salary of 2024 at a gross annual rate of $295,000 (as may be adjusted, the “Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.

3.Executive Benefits. During their Employment, the Executive shall be eligible for paid time off in accordance with the Company’s PTO policy, as in effect from time to time. During their Employment, the Executive shall also be eligible to participate in the executive benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.	Term of Employment.

(a)Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment. Although Executive’s job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s Employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive).

5.Proprietary Information and Inventions Agreement. The Executive and the Company entered into that certain Founder Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated December 31, 2013 (the “PIIA”), a copy of which is attached hereto as Exhibit A. The PIIA remains in full force and effect except for Section 4 of the PIIA, which is void and no longer effective.

6.Reimbursement of Expenses. The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense scheme in place at the time (generally within 30 days after you have submitted appropriate documentation, which you must do within 90 days after incurring the expense) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Company will reimburse reasonable costs of the professional use of your (mobile) telephone.

7.	Successors.

(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

8.Indemnification. During your employment by the Company and at all times thereafter, regardless of the reason for termination, to the fullest extent permitted by its certificate of incorporation and bylaws and by applicable law, the Company shall indemnify you and hold you harmless against any cost, fee, expense, fine or penalty to which you may be subject as a result of serving as an employee or officer of the Company or member of its Board and provide for you to be covered by the insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder) as well as enter into any separate indemnification agreement that the Company may enter into with officers of the Company and members of the Board. The Company’s indemnification obligation shall survive any termination of your employment.

9.Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:

(a)Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

10.	Miscellaneous Provisions.

(a)General Obligations. You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company. You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following a Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to them at the home address that they most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters.

(c)Modifications and Waivers. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)Arbitration. You and the Company agree to resolve through mandatory, final, and binding arbitration, except as specifically excluded herein, any controversy, dispute, or claim directly or indirectly arising out of, relating to, or connected with your employment or separation from employment with the Company, including but not limited to (a) any claim of discrimination under any local, state, or federal law; (b) any claim of wrongful discharge, harassment, or injury to physical, mental or economic interests under any local, state, or federal law; (c) any claim of unpaid or late payment of wages or any violation of federal, state, or local wage and hour laws or regulations; (d) any and all common law claims, including, but not limited to, actions in contract, express or implied (including any claim relating to the interpretation, existence, validity, scope or enforceability of this arbitration provision), estoppel, tort, emotional distress, invasion of privacy, or defamation; and (e) any other claim based on any federal, state, or local ordinance, law, regulation, or constitutional provision. You and the Company understand and agree that arbitration shall be the exclusive method by which to resolve all such claims. The only disputes between the parties not covered by this provision are claims for workers’ compensation or unemployment insurance and claims by either party for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. Any such arbitration will be conducted in accordance with American Arbitration Association’s (the “AAA”) Employment Arbitration Rules and Mediation Procedures, a copy of which will be provided to you upon request, and will be conducted by a neutral arbitrator from the AAA agreed upon by you and the Company in accordance with the AAA rules. Any arbitration under this provision will be conducted in the city closest to where you reside at the time arbitration is demanded in which a United States District Court courthouse is located, unless otherwise agreed by you and the Company. The arbitrator shall: (a) provide for more than minimal discovery and have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written decision, including a statement of the award and the arbitrator’s essential findings and conclusions on which the decision is based. The arbitrator shall have the power to award damages, remedies or relief that would be available in a court otherwise having jurisdiction of the matter, but no other damages, remedies, or relief. Each party shall pay its own attorney’s fees and expenses, except that the Company shall pay the fees and expenses related to the arbitration that you would not generally be required to bear if you brought the same action in a court otherwise having jurisdiction. Nothing in this provision is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(e)Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

OKLO INC.

	Signature:	/s/ Caroline Cochran

	Title:	Chief Operating Officer

	Date:	Mar 30, 2024

EXECUTIVE

/s/ Jacob DeWitte

	Date:	Mar 30, 2024

Exhibit A: PIIA